Exhibit 99.1 For additional information contact: Richard S. DeRose (703) 293-7901

For release: March 30, 2011

Information Analysis Inc. Reports Profitable Results for 2010

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for the year ended December 31, 2010. Revenues were $6,860,000, compared to revenues of $6,711,000 for the same period in 2009. The information technology services company reported net income of $146,000, or $0.01 per share basic and diluted, compared to net income of $164,000, or $0.01 per share basic and diluted, reported for the comparable 2009 period.

     “The Company reported essentially the same revenue and profit for 2010 in comparison to 2009’s results. In order to grow the business, we have added some initiatives in new areas, such as cyber security and more generalized user applications using Adobe products for our solutions sets,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “We expect to turn this effort into better results during the latter part of 2011.

“We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

     Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

     This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2010 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Profitable Results for 2010
March 30, 2011

Information Analysis Incorporated
Statements of Operations

		Year ended December 31,
(in thousands, except per share data; audited)	2010	2009
Revenue:
Professional fees	$4,856	$4,938
Software sales	2,004	1,773

Total revenue	6,860	6,711
Cost of goods sold and services provided:
Cost of professional fees	2,763	3,102
Cost of software sales	1,711	1,453

Total cost of sales	4,474	4,555

Gross margin	2,386	2,156
Selling, general and administrative expense	2,249	2,002

Income from operations	137	154
Other income, net	9	10

Income before income taxes	146	164
Provision for income taxes	--	--

Net income	$146	$164

Earnings per share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,211,024	11,207,905

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Information Analysis Reports Profitable Results for 2010
March 30, 2011
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Information Analysis Incorporated
Balance Sheets

	As of	As of
	December 31, 2010	December 31, 2009
(in thousands)	(audited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,968	$1,479
Accounts receivable, net	772	940
Prepaid expenses	571	689
Note receivable, current	6	-

Total current assets	3,317	3,108

Fixed assets, net	36	36
Note receivable, long-term	11	--
Other assets	6	6

Total assets	$3,370	$3,150

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$76	$89
Deferred revenues	653	779
Commissions payable	447	222
Accrued payroll and related liabilities	245	255
Other accrued liabilities	69	85

Total liabilities	1,490	1,430

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid in capital	14,568	14,554
Accumulated deficit	(11,886)	(12,032)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)

Total stockholders' equity	1,880	1,720

Total liabilities and stockholders' equity	$3,370	$3,150

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